Exhibit 3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) made this 9th day of July 2013 by and among, Prairie West Oil & Gas, Ltd., a Nevada corporation (“PrairieNev” or “Pubco”) on one hand and Prairie West Oil & Gas, Ltd. , a Canadian corporation (“PrairieCan” or “the Company”) on behalf of its shareholders on the other hand.

The Exchange Agreement between the parties dated January 22, 2013 is hereby terminated in its entirety as the conditions for closing have never occurred and thus the transaction was never closed.   Both parties are returned to their status before such agreement was signed. Both parties hereby consent to the continued use of any name as a result of name changes under such Agreement. Both parties to bear their own costs and fees.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Pubco:

Prairie West Oil & Gas, Ltd. (Nevada)

By: /s/ Anthony Sarvucci

Anthony Sarvucci

President and Chief Executive Officer

Company:

Prairie West Oil & Gas, Ltd. (Canada)

By: Anthony Sarvucci, as President/CEO